EXHIBIT 10.10                                                            PAGE 15

                              CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is made and entered into this 15th day of May 1998, by and between ALFIN, INC., a New York corporation, (hereinafter referred to as "Alfin'"), Alfin's wholly-owned subsidiary, ADRIEN ARPEL, INC., a New York corporation, and STAR SHOPPE DIRECT, INC., a Florida corporation, (hereinafter referred to as "Consultant").

WHEREAS, Alfin, by itself and through Arpel, develops, distributes and sells cosmetics and beauty services and products: and

        WHEREAS, Alfin desires to engage Consultant, and Consultant desires to be engaged, to advise and consult with Alfin on direct and electronic retail marketing of Alfin's products and services.

NOW, THEREFORE, Alfin and Consultant do hereby covenant and agree as follows:

                           1.       Engagement.  During the of this Agreement,
Consultant will render advice to, and otherwise consult with, Alfin and its subsidiaries regarding direct marketing through means such as catalogue sales and television direct marketing. During the term of this Agreement, Consultant will devote as much time as is determined reasonably necessary by Consultant to enable Consultant to render such services, including whatever time is necessary to attend meetings reasonably requested by Alfin (including meetings with representatives of Alfin), but Consultant will not be required to expend more than 15 hours in any week nor more than 50 hours in any month rendering services under this Agreement. Subject to the foregoing, Consultant shall use its best efforts to perform its services herein. Benedict V. White ("White"), Consultant's President shall provide substantially all of the non-administrative, services of Consultant hereunder.

                           2.       Term.

                           (a)      Initial Term.  The term of this Agreement is
effective as of March 1, 1998 ("Effective Date") and, unless earlier terminated under Section 6 herein, will end on and include February 28, 1998.

                           (b)      Extensions.  Thereafter, this Agreement
shall renew for successive one year periods, each year being a Consulting Year (as defined herein), unless either party gives written notice of termination at least ninety (90) days before the end of the Consulting Year.

                           3.       Compensation.

                           (a)      Definitions.  As used in this Agreement (a)
the term "Consulting Year(s)" shall mean each twelve month period commencing on the Effective Date and each additional consecutive twelve month period as renewed under Section 2(b); (b) the term "Consulting Net Sales" shall mean the consolidated gross revenues less returns of Alfin and all of its direct and indirect subsidiaries, including, but not limited to, Arpel, now existing or hereafter acquired or created, arising out of or in connection with the efforts of Consulting (whether before the Effective Date or at any time during a Consulting Year) including, but not limited to, revenues derived from (i) Spiegel's Reverse Syndication Marketing Program and any other agreements other relationships with Spiegel, (ii) media placement (ads), (iii) direct marketing and catalog, (iv) electronic marketing; and (v) licensing agreements to mass marketers.

                           (a) Amount of Compensation.

                           (i)      For each Consulting Year, Consultant shall
be entitled to ten percent (10%) of Alfin's Consolidated Net Sales to the extend that Alfin's Consolidated Net Sales are less than or equal to five million dollars ($5,000,000).
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                                                                         PAGE 16

                           (ii)     For each Consulting year, Consultant shall
be entitled to fifteen percent (15%) of Alfin's Consolidated Net Sales to the extent that Alfin's Consolidated Net Sales are less than or equal to five million dollars ($5,000,000).

                           (iii)    If (A) Consultant terminates this Agreement
under Section 2(b) or other wise than for Cause under Section 6(b) or (B) Alfin properly terminates Consultant for Cause under Section 6(a), then Consultant's fees under this Section 3(b) shall cease as of the date of such termination.

                           (iv)     If (A) Alfin terminates this Agreement other
than pursuant to Section 2(b) or for Cause under Section 2(b) for Cause under
Section 6(a) or (B) Consultant terminates this Agreement for Cause under Section 6(b), then Consultant shall be entitled to its compensation under Section
3(b) (A) through the end of the Consulting Year of such termination, plus (B) compensation for the next succeeding twelve month period following the Consulting Year of termination arising out of services performed by Consultant during the Consulting Year of termination, and, if any contract is renewed during that twelve month period, the compensation applicable to such renewal period, plus (C) compensation during the term of any legally binding agreement which Alfin or any of its subsidiaries has entered as a result of Consultant's services performed herein.

                           (v)      If Alfin terminates this Agreement under
Section 2(b), then Consultant shall be entitled to its compensation under
Section 3(b)(A) through the end of the Consulting Year of such termination, plus
(B) compensation during the term of any legally binding agreement which Alfin or any of its subsidiaries has entered as a result of Consultant's services performed herein.

                           (vi)     Notwithstanding the foregoing, Consultant
shall be entitled to compensation earned but yet unpaid under Section 3(c), unreimbursed expenses under Section 3(d), and stock options and back fees under Sections 18 and 19, respectively.

                           (c)      Method of Compensation.  Payments for
compensation earned under Section 3(b) shall be made to Consultant no less frequently than monthly within the later of fifteen (15) calendar days of the end of such month or when Alfin or its subsidiaries receives payment for which Consultant's compensation relates. Alfin agrees that Consultant may enter into agreements with third parties to assist Consultant in its duties hereunder solely at Consultant's expense and not otherwise inconsistent with this Agreement. Alfin agrees to cooperate as reasonably request by Consultant to assist Consultant in performing its duties hereunder. Consultant may, upon reasonable notice to Alfin and during normal business hours, have the right to inspect Alfin's books and records to the extent reasonably necessary ensure compliance with this Agreement; provided, however, if the right is tot exercised within sixty (60) days after the end of each calendar quarter, the amount received by Consultant during such calendar quarter shall be deemed to be accepted as accepted by Consultant.

                           (d)      Expenses.  Alfin will reimburse Consultant
for the reasonable expense, with receipts, incurred by Consultant in performing its duties under this Agreement, including (i) traveling expenses incurred in attending meetings outside the New York City Metropolitan area at the request of Alfin, and (ii) if Consultant informs Alfin in advance that travel is required from outside the New York City Metropolitan area in order to attend a meeting in the New York City Metropolitan area at the request of Alfin and Alfin continues to request that Consultant attend that meeting, the costs of traveling to the New York City Metropolitan area in order to attend that meeting, provided, however, expenses incurred during calendar month which exceeds $1,500 must be preapproved in writing by Alfin.



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                                                                         PAGE 17

                           4.       Confidentiality.

                           (a)      By Consultant.  Consultant will keep
confidential and will not directly or indirectly divulge to anyone nor use or otherwise appropriate for Consultant's own benefit, or on behalf of Consultant's directors, officers, employees, or agents, or any entity which controls, is controlled by, or under common control with, Consultant, any and all trade secrets or other confidential information of any kind, nature or description concerning any matters affecting or relating to the business of Alfin or any subsidiary which derives economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from Its disclosure or use and which is subject to effort by Alfin that are reasonable under the circumstances to maintain its secrecy, but excluding information which (i) is or becomes generally available to the public or the trade other than as a result of a disclosure by Consultant or any of its agents or representatives, or (ii) was with Consultant's possession prior to its being furnished to Alfin; provided that the source of such information in the case of either clause (i) or (ii) was not bound by a confidentiality agreement or other obligation of confidentiality with respect to such information. Hamilton

                           (b)      By Alfin.  Alfin, on behalf of itself and
its subsidiaries and affiliates, will keep confidential and will not directly or indirectly divulge to anyone nor use or otherwise appropriate for Alfin's own benefit, or on behalf of Alfin's directors, officers, employees, or agents, or any entity which controls, is controlled by, or under common control with, Consultant, any and all trade secrets or other confidential information of any kind, nature or description concerning any matters affecting or relating to the business of Consultant or any subsidiary which derives economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and which is subject to efforts by Consultant that are reasonable under the circumstances to maintain to its secrecy, but excluding information which (i) is or becomes generally available to the public or the trade other than an a result of a disclosure by Alfin or any of its agents or representatives, or (ii) was within Alfin's possession prior to its being furnished to Consultant; provided that the source of such information in the case of either clause (i) or (ii) was not bound by a confidentiality agreement or other obligation of confidentiality with respect to such information.

                           5.       Restrictions on Competitive Activities.

                           (a)      By Consultant.  Except in connection with
Natural Hairs, neither Consultant nor Benedict V. White thereof ("White") shall (as stockholder, principal, agent, employee, consultant or otherwise), anywhere in the United States, directly or indirectly, without the prior written approval of Alfin, (i) invest in any person, firm, corporation or other business which is or intends to become engaged in the retail cosmetics business which is in direct competition with Alfin or Arpel ("Competitive Business"), or (ii) engage in activities for, or render services to, any person, firm, corporation or other business in connection with such person's, firm's, corporation's or business' line of business which is a Competitive Business. Competitive businesses shall include businesses Alfin or its subsidiaries conduct in the future provided (i) Consultant does not, at that time, invest in, engage in activities for, or render services to, another entity which competes with such business, and (ii) this Agreement or similar agreement is extended and accepted by Consultant as to such new business. Notwithstanding the foregoing, White may have an interest consisting of publicly traded securities constituting less than 5% percent of any class of publicly traded securities in any public company engaged in Competitive Businesses so long as neither Consultant or White is employed by and does not consult with, or become a director of or otherwise engaged in any activities for, such company.

                           (b)      By Alfin.  During the term of this
Agreement, neither Alfin or any of its subsidiaries shall engage a consultant or employee for the purpose of advising or rendering services to Alfin or Alfin's subsidiaries which is in direct competition with Consultant, including, but not limited to, direct marketing, electronic marketing, and mass marketing licensing, without the prior written approval of Consultant.
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                                                                         PAGE 18

                           (c)      Solicitation of Employees.  During the term
of this Agreement, neither Consultant nor its controlling persons shall solicit or intentionally induce any employee of Alfin or its subsidiaries to terminate his or her employment with Alfin or its subsidiaries. For six (6) months after termination of this Agreement, neither Consultant or its Affiliates shall hire any Alfin's employee without Alfin's consent.

                           6        Termination.

                           (a) Termination by Alfin for Cause. This Agreement
may be terminated at any time by Alfin (i) if any material breach by Consultant of any agreement or covenant in this Agreement is not cured within 30 days of notice of such breach, or (ii) if any representation or warranty in Section 10 is materially false as of the date of this Agreement.

                           (b) Termination by Consultant for Cause. Agreement
may be terminated at any time by Consultant (i) if any material breach by Alfin or Arpel of any agreement or covenant in this Agreement is not cured within 30 days of notice of such breach, or (ii) if any representation or warranty in
Section 9 is materially false as of the date of this Agreement.

                           (c) Survival. Upon termination of this Agreement,
whether by termination after the end of the term of this Agreement, termination by Alfin under Section 6(a) or by Consultant under Section 6(b), each provision shall be of no further effect, except that Section 3 (to the extent as provided in Section 3(b)(iii)-(v), inclusive), Section 4, Section 5(c), Section 7,
Section 8, Section 11, Section 12, Section 13, Section 14, Section 15, Section 16, Section 17, Section 18, Section 19, and Section 20 shall survive.

                           7. Notices. Any notices or other communications under
or with regard to this Agreement must be in writing, and will be deemed given when delivered in person, when given by facsimile transmission (promptly confirmed in writing sent by mail) or on the third business day after the date on which mailed, to the following addresses:

If to Consultant or White:                      If to Alfin or Arpel;
Star 3001 Executive Drive, Suite 120            Adrien Arpel, Inc.
Clearwater, FL 34622                            720 Fifth Avenue
Attn:  Benedict V. White                        New York, NY 10019
                                                Attn:  Michael Ficke

with a copy to:                                 with a copy to:
Gersten, Savage, Kaplowitz &Fredericks, LLP     Barry Feiner, Esq.
101 East 52nd Street. 9th Floor                 1345 Avenue of the Americas,
New York, NY 10022                              Suite 2200
Attn:  James G. Smith, Esq.                     New York, NY 10105


                           8. Work Made For Hire. Any and all works produced by
Consultant exclusively for Alfin shall be deemed work specifically ordered or commissioned by Alfin and each such work shall be considered a "work made for hired" within the meaning of 17 U.S.C. Section 101 of the United States
Copyright Act, as amended, and all rights to such work shall belong entirely to Alfin or any nominee selected by Alfin. All other works produced by Consultant shall be deemed the exclusive owner of such work.
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                                                                         PAGE 19

                           9.       A1fin Representations and Warranties.

                           (a) Corporate Existence. Each of Alfin and each of
Alfin's subsidiaries is a corporation duly organization, validly existing and in good standing under its jurisdiction of organization and has full corporate power and authority to conduct its business as presently conducted by it and to perform this Agreement and to carry out the transactions contemplated by this Agreement. Each of Alfin and Arpel is duly qualified to do business as a foreign corporation doing business in the states where it does business requiring such qualification.

                           (b)      Authority.  The execution, delivery, and
performance of this Agreement by Alfin has been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and binding obligation of Alfin enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defense and to the discretion of the court before which any proceeding therefor may be brought.

                           (c)      No Conflicts.  The execution, delivery and
performance of this Agreement by Alfin, will not violate any provisions of law, any order of any court or other agency of government, conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any agreement to which Alfin is bound.

                           (d) Intellectual Property. Alfin reasonably believes
that it and/or its subsidiaries has good title to all material copyrights, patents, trademarks, trade names and trade secrets, or adequate licenses and rights to use patents, trademarks, copyrights, trade names and trade secrets of others necessary for the conduct of its business as conducted or as proposed to be conducted. The business of Alfin and its subsidiaries is being presently conducted and as proposed to be conducted without known conflicts with patents, licenses, trademarks, copyrights, trade names and trade secrets of others and to the best of Alfin's knowledge, no other persons are conducting their businesses in conflict with patents, licenses, trademarks, copyrights, trade names and trade secrets used by Alfin and/or its subsidiaries. Notwithstanding the foregoing, no representations are made herein in connection with the pending litigation Adrienne Newman v. Alfin, Inc. New York Supreme Court No. 600405.

                           10.      Consultant's Representations and Warranties.

                           (a) Corporate Existence. Consultant is a corporation
duly organized, validly existing and in good standing under its jurisdiction of organization and has full corporate power and authority to conduct its business as presently conducted by it and to perform this Agreement and to carry out the transaction contemplated by this Agreement.

                           (b) Authority. The execution, delivery, and
performance of this Agreement by Consultant has been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and binding obligation of Consultant enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                           (c) No Conflicts. The execution, delivery and
performance of this Agreement by Consultant will not violate any provisions of law, any order of any court or other agency of government, conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any agreement to which Consultant is bound.


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                                                                         PAGE 20

                           11.      Indemnification

                           (a)      Obligation to Indemnify.  Any party to this
Agreement (the "Indemnitor") shall indemnify, defend and hold harmless the other party to this Agreement (the "Indemnitee") and its assigns from and against any losses, liabilities, damages or deficiencies, including interest, penalties and reasonable attorneys' fees, but net of any related benefits, ("Losses") arising out of or due to a breach of any representation, warranty, covenant or agreement of the Indemnitor contained herein.

                           (b) Notice to Indemnitor. If any Indemnitee receives
of any claim or the commencement of any action or proceeding with respect to which the Indemnitor is obligated to provide indemnification under this Section, the Indemnitee shall promptly give the Indemnitor notice thereof. Such notice shall be a condition precedent to any of the Indemnitor under the provisions for indemnification contained in this Agreement provided that such Indemnitor shall be relieved of its obligation hereunder only to the extent of the detriment suffered by the Indemnitor as a result of of Indemnitee's failure to give prompt notice. If such event involves a claim by a third party, the Indemnitor shall have the right at its sole expense to control and assume the defense of the matter giving rise to such indemnification with counsel reasonably satisfactory to the Indemnitee and to compromise or settle any such matter, provided that such compromise or settlement entirely and unconditionally releases the Indemnitee from all liability with respect thereto. If the Indemnitor shall assume the defense of the Indemnitee, the Indemnitee shall have the right to participate in such defense but only at its own expense and the Indemnitor shall not be obligated to pay the fees of counsel to the Indemnitee incurred after such assumption. If the Indemnitor does not assume the defense of such matter within a reasonable time after notice thereof, the Indemnitee may defend, settle and/or compromise such matter for the account and the expense of the Indemnitor.

                           12. No Agency. Nothing contained in this agreement
shall be construed as creating an agency relationship between Alfin or any of its subsidiaries or affiliates and Consultant or any of its affiliates and, without Alfin's prior written consent. Consultant shall have no authority hereunder to bind Alfin or any of its subsidiaries or affiliates or make any commitments on Alfin's or any of its subsidiaries or affiliate's behalf. Consultant shall be deemed to be an independent contractor for all purposes hereunder and shall be responsible for all of its applicable faxes.

                           13. Further Assurances. Each of the parties shall
execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

                           14 . Entire Agreement. This Agreement contains the
entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreement, written or oral, with respect thereto.

                           15. Waivers and Amendments. This Agreement may be
amended, Modified, superseded, canceled, renewed or extended, and terms and conditions hereof may be waived, by the only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

                           16. Governing Law. This Agreement shall be governed
by and construed in accordance with the internal laws of the State of New York.
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                                                                         PAGE 21

                           17. Assignment. This Agreement is not assignable by
either Alfin or Consultant, whether by operation of law or otherwise, without the prior written consent of the other. For purposes of this Section 17, an assignment, as to Alfin or Arpel or Consultant, shall include, but not be limited to, (i) the change in control of more than fifty percent (50%) of the voting securities of Alfin or Arpel or Consultant, respectively, or (ii) the sale of all or substantially all of the assets of Alfin or Arpel or Consultant, respectively. Consultant consents to (i) the change in control of more than fifty percent of the voting securities of Alfin or Arpel, or (ii) sale of all or substantially all of the assets of Alfin or Arpel provided that the entity acquiring control of the assets shall expressly assume in writing the obligations of this Agreement. Alfin and Arpel consent to the change in control of more than fifty percent (50%) of the voting securities of Consultant, or (ii) sale of all or substantially all of the assets of Consultant provided that White shall continue to provide substantially all of the non-clerical, non-administrative services of Consultant as provided in Section 1.

                           18. Stock Options. As soon as practicable but in no
event later than thirty (30) days after the date this Agreement is executed, Alfin shall, in the form of a stock option agreement ("Option Agreement"), (i) grant White the Option to acquire 50,000 shares of Alfin common stock exercisable at $0.68 per share, (ii) for the first Consulting Year only, grant White the option to acquire 25,000 shares exercisable upon Consolidated Net sales for such Consulting Year equaling or exceeding $5,0000,000, at $0.68 per share, and (iii) for the first Consulting Year only, grant White the option to acquire 25,000 shares exercisable upon Consolidated Net Sales for such Consulting Year equaling or exceeding $10,000,000, at $0.68 per share. The Option Agreement shall provide that the options are exercisable for five years from the date of grant, shall provide for antidilution protection including stock splits, stock dividends, recapitalizations, and stock issuances below the lesser of market or exercise price, shall be registered as soon as practicable upon grant, and shall contain such other terms and conditions mutually acceptable to Alfin and Consultant.

                           19. Back Fees. Alfin agrees to pay Consultant for
services rendered prior to the Effective Date in the following amounts (i) $5,000 by February 17,1998, receipt of which is acknowledged by Consultant, (ii) $5,000 by March 17, 1998, receipt of which is acknowledged by consultant, (iii) $10,000 by April 17, 1998 receipt of which is acknowledged by Consultant, (iv) $10,000 by June 1, 1998, (v) $10,000 by June 17, 1998, (vi) $10,000 by July 17,
1998, and (viii) $7,019,34 by August 17, 1998, plus 5% of the gross receipts derived by Alfin or Arpel from Spiegel for the month of February 1998 by August 17, 1998.

                           20. Counterparts. This Agreement may be executed in
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.



                             (Signatures on following page)
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                                                                         PAGE 22

                           IN WITNESS WHEREOF, the parties have executed this
Agreement as of the date set forth above.



                              STAR SHOPPE DIRECT, INC.



                              By: /s/______________________________
                              Benedict V. White
                              President


                               ALFIN, INC.



                              By: /s/______________________________
                              Name:  Michael D. Ficke
                              Title: Chief Financial Officer


                              ADRIEN ARPEL, INC.



                              By: /s/______________________________
                              Name:  Michael D. Ficke
                              Title: Chief Financial Officer



                              Solely as to obligations of White specified herein under Section 1,5 and 18:



                              By: /s/______________________________
                              Benedict V. White
                              President